Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q3 Earnings Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good afternoon and welcome to the Global Net Lease Third Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's Third Quarter 2020 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. In the third quarter, our high-quality, global portfolio of industrial and office net leased properties continued to demonstrate its strength, remaining largely unaffected by the ongoing pandemic. For the quarter, we collected over 97% of the original cash rent that was payable, including 99% of the cash rent payable from our top 20 tenants which represents almost half of our total annual cash rent. Our historic emphasis on credit quality, underwriting, asset selection and due diligence have all helped shape a portfolio that continues to perform well. On a geographic basis, GNL collected 99% of the cash rent payable from our U.K. based assets, 99% from our other European tenants and 96% from our U.S. based assets.

To be clear, when we give rent collection statistics we are comparing to the total rent payable and not reducing the expected rent in the denominator by any negotiated deferrals or making any other adjustments.

As our portfolio continues to perform well, I am also excited about the progress we made on other fronts this quarter. We closed on $88.0 million of loans at an interest rate of 3.45% collateralized by our Whirlpool Corporation assets located in the US. We also completed a three-property sale-leaseback with Johnson Controls, an investment-grade diversified technology and multi-industrial leader that specializes in products, technologies, software and services for buildings. Johnson Controls was ranked #399 on Fortune's Global 500 list in 2019. The office and industrial properties are located in the United Kingdom and Spain and were acquired for $23.4 million at a 7.98% weighted-average cap rate. At closing, Johnson Controls signed new 12 year leases that include annual rent escalators of 1.5%.

Our total year to date acquisitions now exceed $168 million at a weighted-average going-in cap rate of 7.1%, a weighted-average cap rate of 8.5% and a weighted average remaining lease term of 18.5 years. Thanks to the direct relationships we have built with developers, landlords and tenants, we have amassed a forward acquisitions pipeline of over $158 million. The pipeline consists of primarily industrial acquisitions that we expect to close before the end of the year. At a weighted-average going-in cap rate of 6.5%, a weighted-average cap rate of 7.0% and a weighted-average remaining lease term of more than nine years, these potential acquisitions are emblematic of the future growth and focus of the GNL portfolio. Our closed and pipeline acquisitions currently total over $325 million for 2020 at a weighted-average going-in cap rate of 6.9%, a weighted-average cap rate of 8.1% and with a weighted-average lease term of 15.8 years. Eighty-nine percent of these acquisitions by purchase price fall under industrial and distribution property categories.

The work we have done to grow the portfolio and collect rent during the pandemic contributed to recording a quarter-over-quarter increase in total and per share AFFO. For the third quarter, AFFO per share was up 4.5% to $0.46 per share from $0.44 per share last quarter. The Company distributed $35.8 million in common dividends to shareholders in the quarter, or $0.40 per share.Our $4.0 billion, 299 property portfolio is nearly fully occupied at 99.6% leased with a weighted average remaining lease term of 8.7 years, up from 8.0 years a year ago thanks to our recent acquisitions where we have acquired attractive, long-dated industrial and distribution assets. We have no 2020 lease expirations, and contractual rent growth is embedded in over 93% of our leases. 231 of our properties are in the U.S. and Canada and 68 are in the U.K. and Western Europe, representing 63% and 37% of annualized rent revenue, respectively. Our portfolio is well-diversified with 127 tenants in 47 industries, with no single industry representing more than 10% of the whole portfolio, based on straight-line rent.

Our property mix continues to evolve and is currently 48% office, 47% industrial and distribution and 5% retail, compared to 52% office, 43% industrial and distribution and 5% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, over 65% of straight-line rent comes from Investment Grade or implied Investment Grade tenants.

Industrial and distribution assets have been an increasingly significant segment of our portfolio, growing to 47% of our current assets when measured by straight-line rent. Our industrial acquisitions have included the sale-leaseback transactions we completed with Whirlpool Corporation in the US and Italy, as well as other industrial acquisitions totaling over $100 million year to date. These properties are leased to tenants such as CSTK, Metal Technologies, Klaussner Industrial and NSA. Other significant tenants in this segment include Finnair, Auchan and Grupo Antolin. We are always seeking accretive acquisitions that meet our investment criteria. While our primary focus has been and will continue to be on industrial and distribution assets, we will continue to evaluate adding single-tenant, mission-critical office properties leased to investment grade tenants similar to those that currently populate our portfolio.

With that, I'll turn the call over to Chris to walk through the operating results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the third quarter 2020 we recorded adjusted EBITDA of $63.6 million up from $58.3 million in the third quarter of 2019. We also reported a 6.1% increase in revenue to $82.7 million from $77.9 million, with net loss attributable to common stockholders of $0.5 million. FFO and AFFO for the third quarter were $34.5 million and $40.9 million, respectively, or $0.39 and $0.46 per share, compared to $0.44 and $0.47 per share in the third quarter of 2019. The company paid common stock dividends of $35.8 million or $0.40 per share for the quarter. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the third quarter with net debt of $1.8 billion at a weighted-average interest rate of 3.1%. Our net debt to adjusted EBITDA ratio was 7.2x at the end of the quarter. The weighted-average debt maturity at the end of the third quarter 2020 was 5.1 years. The components of our debt include $264.0 million on the multi-currency revolving credit facility, $421.6 million on the term loan and $1.4 billion of outstanding gross mortgage debt. This debt was approximately 91% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.8x. As of September 30, 2020, liquidity was approximately $392.0 million.

Our net debt to enterprise value was 51.8% with an enterprise value of $3.5 billion based on the September 30, 2020 closing share price of $15.90 for common shares, $25.70 for Series A preferred shares and $25.19 for Series B preferred shares. This ratio continues to be impacted by the market disruption that took place across the industry starting in the last half of February. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

I am very encouraged by all that we have accomplished in the third quarter. We believe that our portfolio has been intentionally constructed to continue to perform brilliantly through his short-term economic disruption, as evidenced by collecting 97% of the cash rent payable in the third quarter. We believe that we are specifically positioned for long-term growth and future success building upon our strong foundation of nearly 100% occupancy, long weighted-average remaining lease terms, high percentage of investment-grade tenancy and focus on resilient property types. We resumed our accretive acquisitions program and are thoughtfully rebuilding a large acquisitions pipeline, currently totaling over $325 million of high-quality closed and pipeline acquisitions. We have ample liquidity to act on accretive opportunities and no near-term debt maturities. We remain committed to executing on our business plan and on the activities that are critical to our ongoing success. We look forward to continuing these efforts in the fourth quarter and delivering a strong finish to the year.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].